NEWS RELEASE

CHARLES RIVER TO SUSPEND OPERATIONS OF
PRECLINICAL SERVICES MASSACHUSETTS TO BALANCE GLOBAL CAPACITY WITH DEMAND

– Leaner Infrastructure Will Improve Operating Efficiency While
Maintaining Ability to Meet Anticipated Upturn in Demand –

– Reaffirms 2009 Sales Guidance and Expects Non-GAAP EPS
to be Above Previous Guidance Range –

– Company to Present at J.P. Morgan Healthcare Conference –

WILMINGTON, MA, January 11, 2010 – Charles River Laboratories International, Inc. (NYSE: CRL) announced today that it has decided to suspend operations at its Preclinical Services (PCS) facility in Shrewsbury, Massachusetts, by the middle of 2010, when ongoing in-life studies will have been completed. Charles River intends to resume operations when global preclinical market conditions improve and the Company requires additional capacity.

Suspension of operations at the facility is expected to reduce operating costs by approximately $20 million in 2010, with an annualized run-rate of approximately $25 million. As a result of this decision, the Company expects to record charges of approximately $7 million, primarily in the first quarter of 2010, for severance and related costs. Both the charges and any losses associated with the PCS Massachusetts action will be excluded from non-GAAP results. The Company has not completed its impairment analysis for the facility at this time. The Company anticipates that suspension of operations will likely result in some loss of revenue in 2010, but expects to retain the majority of the business and provide the services at other PCS sites.

James C. Foster, Chairman, President and Chief Executive Officer said, “Based on fourth-quarter preclinical business trends consistent with our expectations and positive early indications for the first quarter, we continue to believe that the preclinical market will begin to show some improvement in the second quarter of 2010. However, the extended softness in preclinical market demand for the last fifteen months has resulted in excess capacity throughout the contract research industry and in our own global network of PCS facilities. We have thoroughly evaluated the anticipated demand and our available capacity, and determined that the leaner infrastructure will improve our PCS operating margin while providing us with sufficient capacity to meet the expected upturn in demand for preclinical services in the biopharmaceutical industry.”

2009 Guidance

The Company is reaffirming the 2009 sales guidance, and expects non-GAAP earnings per share to be above the range, which was previously provided on November 3, 2009. The Company expects to release its fourth-quarter and full-year 2009 financial results and provide 2010 financial guidance on Monday, February 8, 2010.

Company to Present at J.P. Morgan Healthcare Conference

Charles River will present at the J.P. Morgan 28th Annual Healthcare Conference in San Francisco, California, on Wednesday, January 13th, at 10:00 a.m. PT (1:00 p.m. ET). Management will present an overview of Charles River’s strategic focus and business developments.

A live webcast of the presentation will be available through a link that will be posted on the Investor Relations section of the Charles River website at http://ir.criver.com. A webcast replay will be accessible through the same website approximately three hours after the presentation and will remain available through January 27, 2009.

Caution Concerning Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements include statements in this press release regarding Charles River’s expectations regarding our projected 2009 sales and non-GAAP earnings; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment), including the outsourcing of these services and present spending trends by our customers; the impact of economic and market conditions on our customers; the impact of specific actions intended to improve overall operating efficiencies and profitability; the expected impact of the suspension of PCS Massachusetts operations on the Company, its product and service offerings and earnings; our intention with respect to resuming operations of our PCS Massachusetts site; and the ability of the Company to withstand the current market conditions. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: a decrease in research and development spending, a decrease in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River’s Annual Report on Form 10-K as filed on February 23, 2009, our Quarterly Report on Form 10-Q as filed on November 4, 2009, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

This release contains estimates of certain preliminary 2009 (and indirectly fourth-quarter 2009) financial information. We are continuing to review our financial and operating results (including the effects of the decision to suspend the operations of PCS Massachusetts), and actual results may differ materially from those contained herein. In particular, the preliminary financial information could vary from the above estimates based on the final accounting and/or determination as to whether non-GAAP characterization is appropriate for certain items.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts.  Our approximately 8,000 employees worldwide are focused on providing clients with exactly what they need to improve and expedite the discovery, development through first-in-human evaluation, and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

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Investor Contact:
Susan E. Hardy
Corporate Vice President, Investor Relations
781.222.6190

Media Contact:
Amy Cianciaruso
Associate Director, Public Relations
781.222.6168